Exhibit 1

Transaction in the Shares of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

DGB INVESTMENT, INC.

Purchase of Common Stock	100,000	21.91	06/18/2026
Purchase of Common Stock	50,000	22.91	06/24/2026
Purchase of Common Stock	50,000	22.24	06/29/2026
Purchase of Common Stock	27,324	21.97	06/30/2026
Purchase of Common Stock	100,000	21.08	07/01/2026
Purchase of Common Stock	22,676	21.81	07/02/2026
Purchase of Common Stock	100,000	21.25	07/08/2026
Purchase of November 20, 2026 Call Option ($20.7561 Strike Price)[1]	150,000	3.9782	07/30/2026
Purchase of November 20, 2026 Call Option ($20.1526 Strike Price)[2]	125,000	3.8626	07/31/2026
Purchase of Common Stock	25,000	22.41	07/31/2026
Purchase of Common Stock	100,000	23.25	08/03/2026
Purchase of Common Stock	100,000	23.06	08/04/2026

DOUGLAS BERGERON QUALIFIED PERSONAL RESIDENCE TRUST

Purchase of Common Stock	1,654	22.02	07/14/2026
Purchase of Common Stock	30,000	23.03	07/15/2026
Purchase of Common Stock	30,000	23.52	07/16/2026
Purchase of Common Stock	28,346	22.97	07/17/2026

BERGERON NIECES AND NEPHEWS TRUST

Purchase of Common Stock	27,000	23.06	07/20/2026
Purchase of Common Stock	27,000	23.05	07/21/2026
Purchase of Common Stock	16,000	22.97	07/22/2026
Purchase of Common Stock	16,000	22.47	07/23/2026
Purchase of Common Stock	39	23.06	07/27/2026
Purchase of Common Stock	28,961	23.24	07/30/2026
Purchase of Common Stock	20,000	22.45	07/31/2026

1 Represents shares of Common Stock underlying American-style call options with a strike price of $20.7561 and an expiration date of November 20, 2026.

2 Represents shares of Common Stock underlying American-style call options with a strike price of $20.1526 and an expiration date of November 20, 2026.